Registration No. 333-2198
      As filed with the Securities and Exchange Commission on May 28, 1996

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                          PRE-EFFECTIVE AMENDMENT NO. 2
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             LASERSIGHT INCORPORATED
             (Exact name of registrant as specified in its charter)
                               Delaware 65-0273162
                (State or other jurisdiction of (I.R.S. Employer
              incorporation or organization) Identification Number)
                               12161 Lackland Road
                            St. Louis, Missouri 63146
                                 (314) 469-3220
                   (Address, including zip code, and telephone
                         number, including area code, of
                    registrant's principal executive offices)

  Mr. Gregory L. Wilson                                 Copies to:
  Chief Financial Officer                        Jacques K. Meguire, Esq.
  LaserSight Incorporated                        Joanne H. Brennan, Esq.
  12161 Lackland Road                            Sonnenschein Nath & Rosenthal
  St. Louis, Missouri 63146                      8000 Sears Tower
  (314) 469-3220                                 Chicago, Illinois 60606
  Name, address, including zip code, and         (312) 876-8000
  telephone number, including area code,
  of agent for service)

                  Approximate date of commencement of proposed
                   sale to public: From time to time after the
                  Registration Statement is declared effective.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this Form is to be a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the registration statement of the earlier effective registration statement for the same offering.|_|

         If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                             LASERSIGHT INCORPORATED
                              CROSS-REFERENCE SHEET

                    Pursuant to Item 501(b) of Regulation S-K

Form S-3 Item Number and Caption             Caption or Location In Prospectus
- --------------------------------             ---------------------------------

1.  Forepart of the Registration Statement
    and Outside Front Cover Page of
    Prospectus.............................  Outside Front Cover Page

2.  Inside Front and Outside Back Cover
    Pages of Prospectus....................  Inside Front and Outside Back Cover
                                             Pages
3.  Summary Information; Risk Factors; Ratio
    of Earnings to Fixed Charges...........  Outside Front Cover Page;
                                             Prospectus Summary; Risk Factors

4.  Use of Proceeds........................  Use of Proceeds

5.  Determination of Offering Price........  Not applicable.

6.  Dilution...............................  Not applicable.

7.  Selling Security Holders...............  Selling Shareholders

8.  Plan of Distribution...................  Outside Front Cover Page; Plan of
                                             Distribution

9.  Description of Securities to be
    Registered.............................  Description of Capital Stock

10. Interest of Named Experts and Counsel..  Not applicable.

11. Material Changes.......................  Not applicable.

12. Incorporation of Certain Information
    by Reference...........................  Documents Incorporated by
                                             Reference.

13. Disclosure of Commission Position on
    Indemnification for Securities Act
    Liabilities............................  Not applicable.

                    SUBJECT TO COMPLETION DATED MAY 28, 1996
                                   PROSPECTUS
                             Up to 1,921,313 Shares
                             LASERSIGHT INCORPORATED
                         Common Stock ($.001 par value)

      This Prospectus relates to an aggregate of up to 1,921,313 shares (the "Shares") of common stock, $.001 par value (the "Common Stock"), of LaserSight Incorporated, a Delaware corporation (the "Company"), issued or issuable from time to time by the Company. The following 1,741,313 shares (the "Resale
Shares")  are  being  offered  for  sale  from  time  to  time  by  the  selling
shareholders   named  or  to  be  named  in  this   Prospectus   (the   "Selling
Shareholders"):
         (i) up to 1,004,532 shares (the "Conversion Shares") issuable upon the conversion or exchange of the Company's outstanding Series A Convertible Preferred Stock (the "Preferred Stock"),
         (ii) up to 17,509 shares (the "1996 Warrant Shares") issuable upon the exercise of warrants issued in connection with the Company's private placement of the Preferred Stock in January 1996 (the "1996 Warrants"),
     (iii) 320,218 outstanding shares issued in connection with the Company's acquisition of MEC Health Care, Inc. in October 1995 (the "MEC Shares"),
         (iv) up to 387,559 shares (the "Dividend Shares") issuable as dividends on the Preferred Stock in connection with the conversion or exchange thereof, and
         (v) 11,495 outstanding shares issued upon the conversion of certain shares of Preferred Stock or as dividends thereon (the "Issued Shares").

The actual numbers of Conversion Shares and Dividend Shares will depend on the closing price of the Common Stock shortly before the Preferred Stock is converted or exchanged and, with respect to the Dividend Shares, the amount of dividends accrued on the Preferred Stock. In addition, up to 180,000 shares (the "IPO Warrant Shares") are being offered by the Company in connection with the exercise of warrants issued in connection with the Company's initial public offering in 1991 (the "IPO Warrants"). See "The Offering," "Selling Shareholders" and "Plan of Distribution."

      If all of the IPO Warrants and 1996 Warrants are exercised, the Company would realize $540,000 and $231,994 in proceeds, respectively. See "Use of Proceeds." The Company will not receive any proceeds from any sale of Resale Shares by the Selling Shareholders. The Company has been advised by the Selling Shareholders that there are no underwriting arrangements with respect to the sale of Common Stock, that the Resale Shares may be offered hereby from time to time for the account of Selling Shareholders in transactions on The Nasdaq Stock Market, in negotiated transactions or a combination of both at prices related to prevailing market prices, or at negotiated prices. See "Selling Shareholders" and "Plan of Distribution." The Company will pay the expenses in connection with the registration of the Shares (other than any underwriting discounts and selling commissions, and fees and expenses of counsel and other advisors, if any, to the Selling Shareholders) estimated to be $170,000.

     The Common Stock is traded on The Nasdaq Stock Market under the symbol "LASE." On May 24, 1996, the closing sale price for the Common Stock was $11.50 per share.

                   THE SHARES INVOLVE A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 5.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                               A CRIMINAL OFFENSE.

                     The date of this Prospectus is May __,1996.

                                TABLE OF CONTENTS
                                -----------------


     Documents Incorporated by Reference       Description of Capital Stock
     The Company                               Plan of Distribution
     The Offering                              Selling Shareholders
     Risk Factors                              Legal Matters
     Use of Proceeds                           Experts
     Capitalization                            Available Information

                                ---------------

      No dealer, salesman or other person has been authorized to give any information or to make any representation other than those contained or incorporated by reference in this Prospectus in connection with the offerings described herein, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any Selling
Shareholder. Neither the delivery of this Prospectus nor any offer, sale or exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs or operations of the Company since the date of this Prospectus, or that the information herein is correct as of any time subsequent to such date.

                       DOCUMENTS INCORPORATED BY REFERENCE
                       -----------------------------------

     The following documents of the Company filed with the Securities and Exchange Commission (the "Commission") under the Securities Exchange Act of 1934 (the "Exchange Act") are incorporated by reference in this Prospectus:

     A. The Company's Annual Report on Form 10-K for the year ended December 31, 1995;

     B. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31,1996;

     C. The Company's Current Reports on Form 8-K filed with the Commission on April 16, 1996 and May 6, 1996; and

     D.   The description of the Common Stock  contained in the Company's
          Form 8-A/A (Amend.  No. 2)filed with the Commission on April 26, 1996.

     All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

     Any statement contained in a document incorporated or deemed to be incorporated in this Prospectus by reference shall be modified or superseded for the purpose of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated in this Prospectus by reference modifies or replaces such statement.

     The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, on the written or oral request of such person, a copy of any and all of the information that has been or may be incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference into the information that this Prospectus incorporates). Written requests for such copies should be directed to Secretary, LaserSight Incorporated, 12161 Lackland Road, St. Louis, Missouri 63146; telephone no: (314) 469-3220.

                                   THE COMPANY

     LaserSight Incorporated and its subsidiaries operate in two major segments: technology related and health care services. The Company's principal wholly-owned operating subsidiaries include: LaserSight Technologies, Inc. ("LaserSight Technologies"), MRF, Inc. ("The Farris Group"), and MEC Health Care, Inc. ("MEC").

     The technology-related segment of the Company's operations includes LaserSight Technologies which develops, manufactures and markets ophthalmic lasers with a galvanometric scanning system primarily for use in performing photorefractive keratectomy ("PRK"). PRK utilizes a one millimeter scanning laser beam to ablate microscopic layers of corneal tissue in order to reshape the cornea and to correct the eye's point of focus in persons with myopia (nearsightedness), hyperopia (farsightedness) and astigmatism.

     The health care services segment includes The Farris Group and MEC. The Farris Group is a consulting firm which develops and implements vertical integration strategies for hospitals and managed care companies, including the identification, negotiation and acquisition of physician practices and the development of physician networks. MEC is a total vision care, managed care company which manages complete vision care for health maintenance organizations ("HMOs") and other insured enrollees.

     In 1994, the Company shifted its emphasis from research and development of its laser systems to the manufacturing and international sales of its lasers. The Company's Compak-200 Mini-Excimer Laser ("Compak-200") was introduced internationally in 1994, and sales increased during 1995. The LaserScan 2000 Excimer Laser PhotoPolishing System ("LaserScan 2000") was introduced in late 1995 to replace the Compak-200. The LaserScan 2000 incorporates improvements that were developed as the result of the Company's world-wide clinical experience with the Compak-200. In addition, the Company continues its development of the first solid-state (non-gas) laser capable of generating multiple wavelengths for use in a number of ophthalmic procedures which now require separate lasers.

     The Company's business strategy is to continue to develop and improve on the technology-related products and to take advantage of its experience and strength in the areas of managed care and network development to become a provider of total vision care services. The Company seeks to grow its vision managed care business by taking advantage of its experience in building networks of care providers and contracting with HMOs and other insurers.

     The Company was incorporated in Delaware in September 1987, but was inactive until June 1991. In April 1993, the Company acquired its LaserSight Centers Incorporated ("LaserSight Centers") subsidiary in a stock-for-stock exchange. In February, 1994, the Company acquired the stock of MRF, Inc. in exchange for stock of the Company, cash and a promissory note. On July 1, 1994, the Company was reorganized as a holding company. In October 1995, the Company acquired its MEC subsidiary in a merger.

     As used herein, the term the "Company" refers to LaserSight Incorporated and its subsidiaries, unless the context otherwise requires. The Company's principal offices and mailing address are 12161 Lackland Road, St. Louis, Missouri 63146, and its telephone number is (314) 469-3220.

                                  THE OFFERING
                                  ------------

Common Stock outstanding as of May 16, 1996      7,033,427 shares

Shares Offered by Selling Shareholders:
- ---------------------------------------
Common Stock issued to date upon conversion
     of, or as dividends on, Preferred Stock        11,495 shares

Common Stock issuable upon conversion or         Minimum:  401,974 shares
     exchange of outstanding Preferred Stock     Maximum:  1,004,532 shares1

Common Stock issuable as dividends on
     outstanding Preferred Stock                 To be determined.2 For example,
                                                 assuming a single conversion
                                                 date for all of the Preferred
                                                 Stock and a Common Stock price
                                                 history at such date identical
                                                 to that at May 16, 1996 ($10.75
                                                 per share), the number of
                                                 Dividend Shares could vary as
                                                 follows:

                                                 Assumed           Dividend
                                                 Conversion Date    Shares
                                                 ---------------    ------
                                                    6/10/96         22,020
                                                    7/10/96         26,366
                                                    1/10/97         52,877
                                                    1/10/98        105,900

Common Stock issuable upon exercise of 1996
 Warrants                                           17,509 shares

Common Stock issued in connection with MEC
 acquisition                                       320,218 shares

Shares Offered by the Company:
- ------------------------------
Common Stock issuable upon exercise of IPO
  Warrants                                         180,000 shares

Other
- -----
Risk Factors                                      The Shares involve a high
                                                  degree of risk. Investors
                                                  should carefully consider the
                                                  information set forth under
                                                  "Risk Factors."
Proceeds to the Company if the IPO Warrants
  and the 1996 Warrants are exercised in full     $771,994

Use                                               of proceeds  Working  capital;
                                                  general corporate purposes.

The Nasdaq Stock Market trading symbol            LASE

- ----------
     1 In the event of a conversion, the actual number of shares of Common Stock issuable will equal (i) the original purchase price of the shares of Preferred Stock ($50,000 per share) to be converted divided by (ii) a conversion price equal to the lesser of $14.18 per share or 85% of the average closing price of the Common Stock during the five trading days preceding such conversion or exchange, but in no event more than 1,004,532 shares. In the event that the Company were to exercise its option to cause the exchange on or after January 10, 1997 of all of the Preferred Stock then-outstanding for Common Stock, the actual number of shares of Common Stock issuable would be the number determined pursuant to the preceding sentence increased by a premium initially equal to 35% and increasing ratably thereafter to 65% on January 10, 1998. See "Description of Capital Stock -- Preferred Stock."

     2 The actual number of shares of Common Stock to be issued as dividends on Preferred Stock will equal the amount of dividends accrued (at the rate of 10% per year) on the Preferred Stock through the date of the conversion or exchange thereof, divided by the market price of the Common Stock on the date preceding such event, but will not exceed 387,559 shares. See "Description of Capital Stock -- Preferred Stock."

                                  RISK FACTORS
                                  ------------

        The Shares offered hereby involve a high degree of risk. In addition, This Prospectus contains forward-looking statements (within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act) which involve risks and uncertainties. Set forth in the following Risk Factors are factors that could affect the Company's actual results and could cause the Company's actual results to differ in material respects from the results discussed in any forward-looking statements made by, or on behalf of, the Company in this Prospectus and the documents incorporated by reference herein. In addition to the other information contained or incorporated by reference in this Prospectus, potential purchasers of the Shares should carefully consider the following risk factors:

        Operating Results. Although the Company achieved profitability in 1995 and 1994, the Company incurred losses in the three preceding years. In addition, the Company incurred a loss of $1,231,764 for the first quarter of 1996. As of March 31, 1996, the Company had an accumulated deficit of $1,770,225. There can be no assurance that the Company can regain or sustain profitability.

        Government Regulation. The Company's laser products are subject to strict governmental regulations which materially affect the Company's ability to manufacture and market these products and directly impact the Company's overall prospects. All laser devices to be marketed in interstate commerce are subject to the laser regulations required by the Radiation Control for Health and Safety Act, as administered by the U.S. Food and Drug Administration (the "FDA"). Such Act imposes design and performance standards, labeling and reporting requirements, and submission conditions in advance of marketing for all medical laser products. The Company's laser systems produced for medical use will require pre-market approval by the FDA if marketed in the United States. Each separate medical device requires a separate FDA submission, and specific protocols have to be submitted to the FDA for each claim made for each medical device. In addition, laser products marketed in foreign countries are often subject to local laws governing health product development processes which may impose additional costs for overseas product development. The Company cannot determine the costs or time it will take to complete the approval process and the related clinical testing for its medical laser products. Future legislative or administrative requirements in the United States, or elsewhere, may adversely affect the Company's ability to obtain or retain regulatory approval for its laser products. The failure to obtain required approvals on a timely basis could have a material adverse effect on the Company's business, financial condition and results of operations.

        Uncertainty Concerning Patents: Patent Infringement Suit. Summit Technologies, Inc. ("Summit") and VisX, Inc. ("VisX"), through a general partnership named Pillar Point Partners ("Pillar Point"), purport to have a patent protecting any refractive surgical procedure utilizing scanning lasers producing an ultraviolet ("UV") wavelength. On March 31, 1995, Pillar Point commenced a lawsuit against the Company in the United States District Court for the District of Delaware alleging that the Compak-200 infringes the certain patent rights allegedly held by Pillar Point under exclusive licenses from Summit and VisX. This patent, if valid and enforceable, might require the Company to obtain a license to market its laser medical systems for ultraviolet, refractive surgical procedures. The Company believes that, because of the substantial difference between the unique laser beam delivery system used by its lasers and the delivery system described in the U.S. patent asserted by Pillar Point, the Pillar Point patent does not apply to the Company's laser systems. The Company is vigorously defending the patent infringement suit. The Company also believes that the patents held by Summit and VisX in certain international markets do not apply to the Company's products and procedures for similar reasons. Should the Company's lasers be found to infringe upon any valid and enforceable patents held by Summit or VisX in certain international markets, or by Pillar Point in the United States, then the Company may be required to license such technology from them and/or pay damages for past sales of products. No assurance can be given that such licenses will be available to the Company on acceptable terms, if at all, or that such a judgment will not be entered. If required licenses are not obtained, the Company might be prohibited from manufacturing or marketing its UV laser systems in those countries where such patents are in effect, including the United States.

        Competition. The vision correction industry is subject to intense, increasing competition. The Company competes against both alternative and traditional medical technologies (such as eyeglasses, contact lenses and radial keratotomy ("RK")) and other laser manufacturers. Many of the Company's competitors are substantially larger, better financed, and better known, with existing products and distribution systems in the marketplace. A number of lasers manufactured by other companies have either received, or are much further advanced in the process of receiving, FDA approval for specific procedures, and, accordingly, may have a higher level of acceptance in some markets than the Company's lasers. The entry of new competitors into the markets for the Company's products could cause downward pressure on the prices of such products and a material adverse effect on Company's business, financial condition and results of operations.

        Technological Change. Technological developments in the medical and laser industries are expected to continue at a rapid pace. Newer technologies and surgical techniques could be developed which may offer better performance than the Company's laser systems. The success of any competing alternatives to PRK could have a material adverse effect on the Company's business, financial condition and results of operations.

        International Sales. International sales may be limited or disrupted by the imposition of government controls, export license requirements, political instability, trade restrictions, changes in tariffs, difficulties in staffing and coordinating communications among and managing international operations. Additionally, the Company's business, financial condition and international results of operations may be adversely affected by increases in duty rates, difficulties in obtaining export licenses, ability to maintain or increase prices, and competition. To date, all sales made by the Company have been denominated in U.S. dollars. Due to its export sales, however, the Company is subject to currency exchange rate fluctuations in the U.S. dollar, which could increase the price in local currencies of the Company's products; potentially resulting in longer payment cycles and greater difficulty in collection of receivables. See "--Receivables" below. Although the Company has not experienced any material adverse effect on its operations as a result of such regulatory, political and other factors, there can be no assurance that such factors will not have a material adverse effect on the Company's operations in the future or require the Company to modify its current business practices.

        Additional Capital. The Company is exploring alternative sources of capital to fund its manufacturing and sales activities, to consummate strategic acquisitions, and to accelerate its implementation of managed care strategies through conventional debt financing, joint ventures from third-party sources or by the private or public sale of additional equity securities. The Company has no present commitments to obtain such capital, and no assurance can be given that the Company will be able to obtain additional capital, on terms satisfactory to the Company, if at all. To the extent that future financing requirements are satisfied through the sale of equity securities, holders of the Common Stock may experience significant dilution in earnings per share and the net book value per share. Debt financing could result in a substantial portion of the Company's cash flow from operations being dedicated to the payment of principal and interest on such indebtedness and may render the Company more vulnerable to competitive pressures and economic downturns.

        Potential Product Liability Claims; Limited Insurance. As a producer of medical devices, the Company may face liability for damages to users of such devices in the event of product failure. The testing and use of human care products entails an inherent risk of negligence or other action. The assessment of damages in excess of insurance coverage could have a material adverse effect on the Company's business, financial condition and results of operations. While the Company maintains product liability insurance, there can be no assurance that any such liability of the Company will be included within its insurance coverage or that damages will not exceed the limits of its coverage. The Company's current insurance coverage limitation is $1,000,000.

        Possible Issuance of Common Stock--LaserSight Centers. In connection with its acquisition of LaserSight Centers in 1993, the Company issued 500,000 shares of Common Stock to the former shareholders of LaserSight Centers (including the chairman of the board of the Company and certain former officers and directors of the Company) and expensed the value of such shares in 1993. The Company has also agreed, based on the original acquisition agreement as modified in 1995, to issue to such former shareholders up to 1,265,333 shares of Common

Stock (together with additional shares representing interest on such additional payment to the extent required by the Internal Revenue Service (collectively, the "Centers Earnout Shares")) if LaserSight Centers receives aggregate specified gross revenues from performing PRK, PTK or other refractive laser surgical procedures or if the Company acquires another entity that exceeds certain specified size threshholds. The Company has determined that the original business plan of LaserSight Centers to provide refractive services on a mobile platform is not a viable strategy. Therefore, unless the Company is able to develop a strategy that will provide sufficient return on investment to warrant the issuance of the Centers Earnout Shares, the Company will seek to minimize the issuance of such, particularly if the issuance of such shares creates a charge to earnings. The amount of such earnings charge, which could be material to the Company's financial condition and results of operations, could equal the value of such Centers Earnout Shares at the time of their issuance. However, there can be no assurance that the shares will not be issued. In addition, the Company is obligated to pay to a partnership that includes the chairman of the board of the Company and certain former officers and directors of the Company a royalty of $86 (payable in shares of Common Stock based on its then-current market value (the "Royalty Shares")), for each eye on which laser refractive optical surgical procedure is conducted by, or pursuant to a contract with, LaserSight Centers or its affiliates. The value of any Royalty Shares would be expensed in the period in which they were accrued. To date, none of the Centers Earnout Shares or the Royalty Shares have been reflected in the Company's financial statements because the future specified events have not yet occurred. If and when the Centers Earnout Shares and/or the Royalty Shares are reflected in the Company's financial statements, holders of the Common Stock would be likely to experience a dilution in earnings per share.

        Possible Issuance of Common Stock--The Farris Group. To the extent that an earnout provision relating to the Company's acquisition of The Farris Group in 1994 is satisfied based on certain pre-tax income targets through December 31, 1998, the Company would be required to issue to the former owner of such company (Mr. Michael R. Farris, the President and Chief Executive Officer of the Company) an aggregate of up to 750,000 shares of Common Stock (collectively, the "Farris Earnout Shares"). To date, none of the Farris Earnout Shares have been issued, but those shares that are contingently issuable (438,600 shares as of March 31, 1996) have been reflected in calculations of the Company's per share operating results unless the result would be anti-dilutive. If and when the Farris Earnout Shares are issued, charges for the amortization of goodwill would increase.

        Possible Future Sales of Shares. Any resale of a substantial portion of the Shares could depress the market price of the Common Stock, especially if such resales occur over a short period of time. Further, a decrease in the market price of the Common Stock at the time of a conversion or exchange of the Preferred Stock could increase the number of Conversion Shares and Dividend Shares issued. See "The Offering" and "Description of Capital Stock--Preferred Stock." The resale of such an increased number of Shares could have a material adverse effect on the market price of the Common Stock.

        Volatility of Stock Price. The Common Stock has experienced substantial price volatility, and such volatility may occur in the future.

        Manufacturing Risks. The Company recently began manufacturing lasers in a new facility in Costa Rica. The Company needs to train and retain qualified personnel to meet production requirements. In addition, the Company contracts with third parties for certain components used in its lasers. Several of these components are currently provided by a single vendor. If any of these sole-source suppliers were to cease providing components to the Company, the Company would have to locate and contract with a substitute supplier, and there can be no assurances that such substitute supplier could be located and qualified in a timely manner or could provide required components on commercially reasonable terms. A failure to achieve and maintain production volumes at the new Costa Rica facility in a cost-effective and timely manner, or an interruption in the supply of laser components, could have a material adverse effect on the Company's business, financial condition and results of operations.

        MEC Shares Held in Escrow. All of the shares of Common Stock of MEC owned by the Company are being held in escrow pending the Company's payment in full of a promissory note in the original principal amount of $1,799,100 and a current principal amount of $1,000,000 (the "MEC Note") issued by the Company as part of the consideration for its acquisition of MEC in October 1995. The MEC Note was originally due on demand on or after April 1, 1996, but has been extended to be due on demand on or after July 1, 1996. If the Company were to default under the MEC Note, the former shareholders of MEC would be entitled to regain ownership of all of such shares.

        Backlog. Concentration of Sales at End of Quarter. The Company has historically operated with little or no backlog because its products are generally shipped as orders are received. Historically, the Company has received and shipped a significant portion of its orders for a particular quarter near the end of the quarter. As a result, the Company's operating results for any quarter often depend on orders received and laser systems shipped late in that quarter. Any delay in such orders may cause a significant fluctuation in period-to-period operating results.

        Receivables. At March 31, 1996, the Company's net trade accounts and notes receivable aggregated approximately $12.2 million. Accrued commissions, the payment of which generally depends on the collection of such receivables, aggregated approximately $1.9 million at March 31, 1996. The Company monitors the status of its receivables and maintains a reserve for estimated losses, but there can be no assurance that such reserve will be sufficient to cover actual write-offs over time. Actual write-offs that materially exceed any amounts reserved ($1,140,000 at March 31, 1996) could have a material adverse effect on the Company's financial condition and results of operations. Approximately $3,000,000 of the Company's outstanding receivables are due to be collected in June and July 1996. A failure to collect timely a material portion of such receivables could have a material adverse effect on the Company's liquidity. In addition, the Company has not determined whether or to what extent courts or administrative agencies located in foreign countries would enforce its right to payment or to recover laser systems from customers in the event of a failure to pay.


                                 USE OF PROCEEDS
                                 ---------------

        If all of the IPO Warrants (with an exercise price of $3.00 per share) and the 1996 Warrants (with an exercise price of $13.25 per share) are exercised, the Company will realize proceeds in the amounts of $540,000 and $231,994, respectively. Such proceeds will be contributed to the working capital of the Company and used for general corporate purposes. The Company will not receive any proceeds from any resale of the Resale Shares by the Selling Shareholders.

                                 CAPITALIZATION
                                 --------------

        The following table sets forth (i) the actual capitalization of the Company at March 31, 1996, including the Preferred Stock, and (ii) the capitalization of the Company at March 31, 1996, as adjusted to reflect the effects of the assumed conversion of all Preferred Stock into Common Stock and the related issuance of Dividend Shares based on the assumptions indicated in the footnotes to the table.


                                                            March 31, 1996
                                                            --------------

                                                       Actual     As Adjusted(1)
                                                       ------     --------------

Long-term debt                                         $       --    $      --

Stockholders' equity:

Preferred stock, par value $.001 per share; authorized        --            --
10,000,000 shares; actual, 116 shares; as adjusted, no shares(2)

Common stock, par value $.001 per share;  authorized
20,000,000 shares; actual 7,192,132shares; as
adjusted, 7,850,901 shares                                  7,192         7,851

Additional paid-in capital                             27,234,311    27,233,652

Obligation to issue common stock                          780,125       780,125

Stock subscription receivable                          (1,140,000)   (1,140,000)

Accumulated deficit                                    (1,770,225)   (1,770,225)

Less treasury stock, at cost; 170,200 shares             (632,709)     (632,709)
                                                      ------------  ------------

Total capitalization and stockholders' equity         $ 24,478,694  $ 24,478,694
                                                      ============  ============


(1) Adjusted to give effect to (i) the conversion of 114 shares of the Preferred Stock into 625,254 shares of Common Stock on June 10, 1996, based on an assumed price history for the Common Stock as of such date identical to its actual price as of May 16, 1996; (ii) the issuance of 22,020 Dividend Shares based on an assumed conversion date of June 10, 1996 and an assumed price history for the Common Stock as of such date identical to its actual price as of May 16, 1996 ($10.75); and (iii) the actual conversion on April 23, 1996 of two shares of Preferred Stock into 11,495 shares of Common Stock, including shares issued in payment of dividends accrued on such shares of Preferred Stock. The totals exclude the aggregate proceeds of $771,994 that would be received if the IPO Warrants and 1996 Warrants were exercised in full. The actual number of Conversion Shares and Dividend Shares may vary from the amounts shown. See "The Offering."

(2) As of the date of this Prospectus, two (2) shares of Preferred Stock have been converted into 11,495 shares of Common Stock (including shares issued in payment of dividends accrued on such shares of Preferred Stock).

                          DESCRIPTION OF CAPITAL STOCK
                          ----------------------------

        The following description of the Company's capital stock is not complete and is subject in all respects to the Delaware General Corporation Law (the "DGCL") and to the provisions of the Company's Certificate of Incorporation, as amended (the "Charter"), and By-Laws.

        The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, $.001 par value, issuable in series. As of May 16, 1996, 7,033,427 shares of Common Stock were outstanding (not including outstanding options to acquire Common Stock or any shares of Common Stock issuable upon the conversion or exchange of Preferred Stock). As of May 16, 1996, the only shares of preferred stock outstanding were the 114 shares of the Preferred Stock.

Common Stock
- ------------

        Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to share pro rata in such dividends and other distributions, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any prior rights accruing to any holders of preferred stock. Upon the liquidation or dissolution of the Company, the holders of Common Stock are entitled to share proportionally in all assets available for distribution to such holders. Holders of Common Stock have no preemptive, redemption or conversion rights. The outstanding shares of Common Stock issued are fully paid and nonassessable.

Preferred Stock
- ---------------

        The Board of Directors is authorized, subject to certain limitations prescribed by law, without further stockholder approval, to issue from time to time up to an aggregate of 10,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which the Company may designate and issue.

        On January 10, 1996, the Company issued and sold 116 shares of the Preferred Stock at a price of $50,000 per share. The Preferred Stock is convertible at any time into shares of Common Stock at the option of the holders thereof through January 10, 1998 ("optional conversion"). Any shares of Preferred Stock that remain outstanding on January 10, 1998 will automatically be converted into shares of Common Stock. The conversion price will equal the lesser of $14.18 per share of Common Stock or 85% of the average closing price of the Common Stock during the five trading days preceding the conversion date. The conversion price as of any date shall not be less than the highest price that, if all shares of Preferred Stock then outstanding were converted at such price, would result in the issuance of a number of shares of Common Stock that, when added to the number of shares of Common Stock issued in connection with all previous conversions of Preferred Stock, would exceed 1,004,532. In addition, if the conversion price in effect at the time of any optional conversion is less than or equal to a cash option price of $10.00 per share, subject to anti-dilution adjustments, the Company shall have the right, but not the obligation, to redeem for cash any or all of the shares of Preferred Stock surrendered for conversion in an amount equal to $57,500 per share to be so redeemed. On or after April 9, 1996, the Company can, subject to certain conditions, elect to redeem all of the Preferred Stock then outstanding for cash at a premium of 35% through January 10, 1997, and increasing ratably thereafter to 65% on January 10, 1998. On or after January 10, 1997, the Company can, subject to certain conditions, cause the exchange of all of the Preferred Stock for shares of Common Stock at a premium initially equal to 35% and increasing ratably thereafter to 65% on January 10, 1998. Dividends on the Preferred Stock accrue at an annual rate of 10% and are payable in cash or shares of Common Stock, at the option of the Company, at the time of conversion or redemption of the Preferred Stock. The Company will not issue more than 387,559 shares of Common Stock in payment of dividends on the Preferred Stock. Each outstanding share of Preferred Stock entitles the holder thereof to a liquidation preference equal to the sum of $50,000 plus the amount of unpaid dividends accrued on such share.

Delaware Law and Certain Charter Provisions
- -------------------------------------------
        The Company is subject to the provisions of Section 203 of the DGCL. Subject to certain exceptions, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained such status with the approval of the corporation's board of directors or unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder which is not shared pro rata with the other stockholders of the Company. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of a corporation's voting stock.

        The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. In addition, the By-laws of the Company may, subject to the provisions of DGCL, be amended or repealed by a majority vote of the Company's Board of Directors.

        The Charter contains certain provisions permitted under the DGCL relating to the liability of directors. These provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving certain wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. The Charter contains provisions indemnifying the directors and officers of the Company to the fullest extent permitted by the DGCL. The Company also has a directors' and officers' liability insurance policy which provides for indemnification of its directors and officers against certain liabilities incurred in their capacities as such. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors.

        The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.

Warrants
- --------
        In connection with the private placement of Preferred Stock on January 10, 1996, the Company issued to its placement agent, Spencer Trask Securities Incorporated ("Spencer Trask") and to an assignee of Spencer Trask, the 1996 Warrants to purchase an aggregate of 17,509 shares of Common Stock at an exercise price of $13.25 per share. The 1996 Warrants may be exercised at any time through January 10, 1999.

        In connection with the Company's initial public offering in 1991, the Company issued to the underwriter for such offering, Kashner Davidson Securities Corporation ("Kashner Davidson"), the IPO Warrants to purchase an aggregate of 180,000 shares of Common Stock at an exercise price of $3.00 per share (as adjusted for a 2-for-1 stock split). Kashner Davidson subsequently assigned the IPO Warrants to certain of its affiliates and other persons.

                              PLAN OF DISTRIBUTION
                              --------------------

        Sale by the Selling Shareholders--Conversion Shares. The Company will issue the Conversion Shares upon the conversion from time to time of the 114 shares of Preferred Stock presently outstanding by the holders thereof pursuant to the terms of the Preferred Stock. The Company may at its option on or after January 10, 1997 require the holders of any shares of Preferred Stock then outstanding to exchange such shares for Conversion Shares. Any shares of Preferred Stock not so converted or exchanged before January 10, 1998 will be automatically converted into Conversion Shares on such date. The Company will receive no proceeds from the resale of the Conversion Shares.

        Sale by the Selling Shareholders--1996 Warrant Shares. The Company will issue Shares from time to time upon the exercise of the 1996 Warrants by the holders thereof. The Company will receive from such holders the exercise price of the 1996 Warrants upon such exercise. The Company will not receive any of the proceeds from resales of the 1996 Warrant Shares. The Preferred Stock and 1996 Warrants were issued by the Company in a private placement in January 1996. See "Description of Capital Stock." for purposes of the Securities Act.

        Sale by the Selling Shareholders--Dividend Shares. The Company will issue the Dividend Shares in accordance with the terms of the Preferred Stock. The Dividend Shares accrue from the date of issuance of the Preferred Stock and will become payable either (i) upon the voluntary or automatic conversion of Preferred Stock by a holder thereof or (ii) the exchange of the Preferred Stock by the Company as provided by the terms of the Preferred Stock. See "Description of Capital Stock."

        Sale by the Selling Shareholders--Issued Shares. The Company has issued 11,495 shares of Common Stock (the Issued Shares) upon the conversion of two shares of Preferred Stock and as dividends upon such converted shares of Preferred Stock. See "The Offering."

        Sale by the Selling Shareholders--MEC Shares. In October 1995, the Company acquired all of the issued and outstanding shares of the common stock of MEC. As part of the consideration for that acquisition, the Company issued 543,464 shares of restricted Common Stock to two persons then-unrelated to the Company. Only 320,218 of such shares are being offered for resale pursuant to this Prospectus (the MEC Shares).

        The Conversion Shares, the 1996 Warrant Shares, the Dividend Shares the Issued Shares and the MEC Shares are collectively referred to in this Prospectus as the "Resale Shares". The Resale Shares are, or upon issuance will be, "restricted securities" for purposes of the Securities Act.

        Pursuant to this Prospectus, holders of the Resale Shares may resell from time to time all or a portion of such Resale Shares. The Company has been advised by the Selling Shareholders that there are no underwriting arrangements with respect to the sale of Common Stock and that in transactions on The Nasdaq Stock Market, in negotiated transactions or through a combination of both, at prices related to such prevailing market prices at the time of sale, or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Resale Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Resale Shares for which such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation may be in excess of customary commissions).

        In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and complied with by the Company and the Selling Shareholders.

        The Selling Shareholders and any broker-dealer who acts in connection with the resale of the Resale Shares hereunder, may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and/or profit on any resale thereof as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

        Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to the Common Stock of the Company for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, each Selling Shareholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of shares of the Company's Common Stock by the Selling Shareholders.

        A supplement to this Prospectus will be filed, if required, pursuant to Rule 424 under the Securities Act disclosing (a) the name of the participating broker-dealer(s); (b) the number of Resale Shares involved; (c) the price at which such shares were sold; (d) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable; and (e) other facts material to the transaction, including the name(s) and other information regarding the applicable Selling Shareholder(s).

        Sale by the Company--IPO Warrant Shares. The Company will issue Shares from time to time upon the exercise of the IPO Warrants by the holders thereof. The Company will receive from such holders the exercise price of the IPO Warrants upon such exercise. The IPO Warrant Shares will be freely transferable by the holders thereof not affiliated with the Company. Holders who are affiliates of the Company will be subject to volume restrictions and certain other requirements of Rule 144 of the Securities Act of 1933 (the "Securities Act"), without regard to its holding period requirements, in connection with the subsequent resale of the IPO Warrant Shares. The Company will not receive any of the proceeds from resales of the IPO Warrant Shares. The IPO Warrants were originally issued by the Company to Kashner Davidson as the underwriter of the Company's initial public offering of Common Stock in 1991.

                              SELLING SHAREHOLDERS
                              --------------------

        The following table sets forth as of May 16, 1996 certain information with regard to the beneficial ownership of Common Stock by the Selling Shareholders and the number of shares of Common Stock to be offered by the Selling Shareholders. Where indicated by a footnote, such beneficial ownership of Common Stock reflects assumed numbers of shares; the actual number of shares may vary. See "The Offering."

                                 Shares       Common                        Common Stock Beneficially
                               Preferred       Stock        Shares of       Owned After the Offering
                                 Stock     Beneficially      Common
                               Presently    Owned Prior       Stock         Number         Percent of
                                 Owned      to Offering     to be Sold     of Shares       Outstanding*
                                 -----      -----------     ----------     ---------       -----------

Selling Shareholder
- -------------------

Banque Scandinave en Suisse(1)(2)   55       310,536         310,536            --              --
Reg-S Investment Fund Ltd.(1)        6        33,877          33,877            --              --
Wood Gundy London Ltd.(1)           30       169,383         169,383            --              --
OTA Limited Partnership(1)           3        16,938          16,938            --              --
INCE & Co.(1)                       10        56,461          56,461            --              --
Selfridge Limited Partnership(1)     2        11,292          11,292            --              --
Hull Overseas Ltd.(3)                8        56,664          56,664            --              --
Spencer Trask Securities
Incorporated (4)                   N/A         9,630           9,630            --              --
Jules Marx (4)                     N/A         7,879           7,879            --              --
Mark B. Gordon, O.D                N/A       271,732         160,109       111,623             1.4%
Howard H. Levin, O.D               N/A       271,732         160,109       111,623             1.4%

* Without giving effect to the exercise of the IPO Warrants and the 1996 Warrants offered hereby.

1 As of the date of this Prospectus, such Selling Shareholder did not own any of such shares of Common Stock. Such number of shares is the hypothetical number that would have been held by such Selling Shareholder if it had converted all of its shares of Preferred Stock into Common Stock as of May 16, 1996. The actual number of shares of Common Stock to be received by such Selling Shareholder, which may be more or less than the number indicated, will be reflected in a supplement to this Prospectus following the conversion of such Series A Preferred Stock.

2 Based on information available to the Company and the representations of the Selling Shareholder, such holdings of record of Preferred Stock are held for the account of certain clients of Banque Scandinave en Suisse.

3 As of the date of this Prospectus, Hull Overseas Ltd. ("Hull") owned 11,495 shares of Common Stock. The 45,169 share difference between such number and the number of shares of Common Stock indicated in the table represents the hypothetical number that would have been held by Hull if it had converted all of its shares of Preferred Stock into Common Stock as of May 16, 1996. The actual number of shares of Common Stock to be received by Hull, which may be more or less than 45,169, will be reflected in a supplement to this Prospectus following the conversion by Hull of its remaining 8 shares of Preferred Stock.

4 Assumes the exercise in full by such Selling Shareholder of a warrant to purchase Common Stock. See "Description of Capital Stock--Warrants."

                                  LEGAL MATTERS
                                  -------------

        The legality of the Shares offered hereby has been passed upon for the Company by Sonnenschein Nath & Rosenthal, Chicago, Illinois.


                                     EXPERTS
                                     -------

        The consolidated financial statements of LaserSight Incorporated and subsidiaries as of December 31, 1995 and for the year then ended have been incorporated herein by reference and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein and in the Registration Statement upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of LaserSight Incorporated and subsidiaries as of December 31, 1994 and for each of the years in the two-year period then ended have been incorporated herein and in the Registration Statement in reliance upon the report of Lovelace, Roby & Company, P.A., independent certified public accountants, incorporated by reference herein and in the Registration Statement upon the authority of said firm as experts in accounting and auditing.

                              AVAILABLE INFORMATION
                              ---------------------

        The Company has filed with the Commission a Registration Statement on Form S-3 (together with any amendments thereto, the "Registration Statement") under the Securities Act with respect to the Shares offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement as permitted by the rules of the Commission. For further information with respect to the Company and the Shares offered hereby, reference is made to the Registration Statement and the exhibits and the schedules thereto. Statements contained in this Prospectus as to the contents of any contract or any document referred to are not necessarily complete. With respect to each such contract or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matters involved, and each such statement shall be deemed qualified in its entirety by such reference.

        The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files periodic reports, proxy statements and other information with the Commission. A copy of the Registration Statement, including exhibits and schedules thereto, filed by the Company with the Commission, as well as other reports, proxy statements and other information filed by the Company may be inspected without charge at the office of the Commission, 450 Fifth Street, N.W., Washington, D.C., and at the following Regional Offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York, and 500 West Madison Street, Suite 1400, Chicago, Illinois. Copies of such material can be obtained, upon payment of prescribed fees at the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

Securities and Exchange Commission registration fee.............$  6,749.44
NASDAQ Listing of Additional Shares filing fee..................  17,500.00
Blue sky fees and expenses......................................   2,500.00
Legal fees and expenses......................................... 125,000.00
Accountants' fees...............................................  15,000.00
Miscellaneous...................................................   3,250.56
                                                                   --------


Total...........................................................$170,000.00
                                                                ===========

     The foregoing items, except for the Securities and Exchange Commission registration fee, are estimated. All expenses will be borne by the Company.

Item 16.  Exhibits

Exhibit No.                             Description
- -----------                             -----------

       5.1          Opinion of Sonnenschein Nath & Rosenthal.

      23.3          Consent of Sonnenschein Nath & Rosenthal (see Exhibit 5).

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-3 and has duly caused this Amendment to the Registration Statement to be filed on its behalf by the undersigned, thereunto duly authorized in the City of St. Louis, State of Missouri, this 28th day of May, 1996.

LASERSIGHT INCORPORATED

By: /s/ Gregory L. Wilson
- -------------------------
Gregory L. Wilson,
Chief Financial Officer

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities on the dates indicated.


/s/ Michael R. Farris*                                     May 28, 1996
- -------------------------------------
Michael R. Farris, President,
Chief Executive Officer, and Director


/s/ Francis E. O'Donnell, Jr., M.D.*                       May 28, 1996
- -------------------------------------
Francis E. O'Donnell, Jr., M.D.,
Chairman of the Board and Director



/s/ Emanuela Dobrin-Charlton, Ph.D.*                       May 28, 1996
- -------------------------------------
Emanuela Dobrin-Charlton, Ph.D.,
Director


/s/ Thomas Quinn*                                         May 28, 1996
- -------------------------------------
Thomas Quinn, Director


/s/ J. Richard Crowley*                                   May 28, 1996
- -------------------------------------
J. Richard Crowley, Director


/s/ Richard C. Lutzy*                                     May 28, 1996
- -------------------------------------
Richard C. Lutzy, Director


/s/ Richard L. Stensrud*                                  May 28, 1996
- -------------------------------------
Richard L. Stensrud, Director


/s/ Gregory L. Wilson*                                    May 28, 1996
- -------------------------------------
Gregory L. Wilson, Chief Financial Officer
(Principal accounting officer)


- -----------
*/   By: /s/ Gregory L. Wilson
- -------------------------------------
         (Gregory L. Wilson, as Attorney-in-Fact)

                                INDEX TO EXHIBITS
                                -----------------


Exhibit
  No.                Description
  ---                -----------

5.1          Opinion of Sonnenschein Nath & Rosenthal.

23.3         Consent of Sonnenschein Nath & Rosenthal (see Exhibit 5).